EXHIBIT 5.2

September 13, 2019

Kadmon Holdings, Inc.

450 East 29th Street

New York, NY 10016

Ladies and Gentlemen:

We have acted as counsel to Kadmon Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of shares of the Company’s common stock, par value $0.001 per share, having an aggregate offering price of up to $50,000,000 (the “Shares”), to be sold pursuant to a sales agreement, dated as of August 4, 2017, between the Company and Cantor Fitzgerald & Co., as agent (the “Sales Agreement”).  The Shares are registered under the Act pursuant to the Company’s registration statement on Form S-3, which is being filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (such registration statement is herein referred to as the “Registration Statement”).

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.  We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that the Shares to be sold by the Company have been duly authorized and, when the Registration Statement has become effective under the Act and the terms of the issuance and sale of the Shares have been duly approved by all necessary corporate action by the Company, the Shares, when duly issued and sold as contemplated in the Registration Statement and the Sales Agreement, will be validly issued, fully paid and non-assessable.

We are members of the bar of New York.  We do not express any opinion herein on any laws other than the law of the State of New York, the Delaware General Corporation Law and reported judicial decisions interpreting such law.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement.  We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours, /s/ Covington & Burling LLP